Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Invacare Corporation and subsidiaries for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 8, 2022, with respect to the consolidated financial statements and financial statement schedule of Invacare Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Invacare Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
August 16, 2022